AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2005
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                   ------------------------------------------

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)
            NEVADA                                                84-1421483
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)
                                 8 BRISEL STREET
                         INDUSTRIAL ZONE SDEROT, ISRAEL
                             TEL: (972)(8) 689-1611
   (Address and telephone number of Registrant's principal executive offices)
                     --------------------------------------
                                MICHAEL M. RATNER
                                   RIZZO INC.
                              14812 CALVERT STREET
                           VAN NUYS, CALIFORNIA 91411
                               TEL: (818) 781-6891
            (Name, address and telephone number of agent for service)
                     --------------------------------------
    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

 Steven J. Glusband, Esq.                              David Efrati, Adv.
Carter, Ledyard & Milburn                             Efrati, Galili & Co.
      2 Wall Street                                    6 Wissotsky Street
    New York, NY 10005                               Tel Aviv, Israel 62338
   Tel: (212) 238-8605                               Tel: (972)(3) 545-2020
   Fax: (212) 732-3232                               Fax: (972)(3) 604-0111

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE


                                                                                                                  AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE   REGISTRATION FEE
         TO BE REGISTERED            REGISTERED (1)  PRICE PER ORDINARY SHARE (2)       OFFERING PRICE               (3)
Common Stock, par value. $.0001
per share....................          3,911,158                $0.625                   2,444,473.75              $287.72

     (1) The number of common stock registered hereunder is based upon the maximum number of common stock of the registrant that is issuable upon the exercise of the warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered also includes an indeterminate number of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

     (2) Estimated pursuant to Rule 457(c) and 457(o) solely for the purpose of computing the amount of the registration fee on the basis of the average of the low bid and high ask prices ($0.55 and $0.70) of an ordinary share as reported by the Over-The-Counter Bulletin Board on August 8, 2005.

     (3) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0001177.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 10, 2005

PROSPECTUS



                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                         3,911,158 SHARES OFCOMMON STOCK



     This prospectus relates to up to 3,911,158 shares of common stock of Defense Industries International, Inc. that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the common stock offered hereby: (i) 1,915,467 shares of common stock were issued to the selling shareholders; (ii) up to 627,500 shares of common stock are issuable upon exercise of warrants; and (iii) up to additional 1,368,191 shares of common stock are issuable under certain circumstances in the event of a decrease in the share price of our common stock. Such shares and warrants were issued to the selling shareholders pursuant to a securities purchase agreement, dated as of June 15, 2005. The registration of the shares of common stock does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

     We are not offering or selling any of our shares of common stock pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

     Our common stock is listed for trading on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol "DFNS.OB." On August 8, 2005, the closing price of our common stock on the OTCBB was $0.70.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                                               2005

                               Table of Contents

                                                                   PAGE
                                                                   ----

Notice Regarding Forward-Looking Statements ....................    2
Prospectus Summary .............................................    2
Private Placement of Common Stock and Warrants .................    2
The Offering ...................................................    3
Risk Factors ...................................................    4
   Risks Related to Our Business and Our Industry ..............    4
   Risk Factors Related to Our Common Stock ....................   10
   Risks Relating to Our Location in Israel ....................   11
Capitalization and Indebtedness ...............................    13
Reasons for the Offer and Use of Proceeds ......................   13
Market Price Data ..............................................   13
Selling Shareholders ...........................................   14
Offer Statistics, Expected Time Table  and Plan of Distribution    16
Experts ........................................................   18
Legal Matters ..................................................   18
Material Changes ...............................................   18
Where You Can Best Find More Information; Incorporation of
Certain Information by Reference ...............................   19
Defense Industries International, Inc. Common Stock and Warrants   21


     When you are deciding whether to purchase the common stock being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     In this prospectus, "we," "us," "our," the "Company" and "Defense Industries" refer to Defense Industries International, Inc., a Nevada corporation, and our subsidiaries.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements that involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE SECURITIES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                     Defense Industries International, Inc.

     We are a manufacturer and global provider of personal military and civilian protective equipment and supplies. Our products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world. Our principal executive offices are located at 8 Brisel Street, Industrial Zone Sderot, Israel, and our telephone number is (972) (8) 689-1611.

     Our main products include body armor, bomb disposal suits, bullet proof vests and jackets, ballistic wall coverings, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight armor kits for vehicles, personal military equipment, dry storage systems, liquid logistic products, tents and other camping and travel gear.

     From time to time we have provided bulletproof vests developed by us to laboratories in the United States for testing, and following the tests, the products were deemed to have met the American National Institute of Justice
(NIJ) standards. The American NIJ standards are the accepted standards worldwide for bulletproof vests and compliance with these standards has enabled us to enter into the North American market as well as other new markets for our bulletproof vests. Similarly, we have submitted our ballistic ceramic plates for testing by German laboratories and following the tests, the products were deemed to have met the German qualification standard. Obtaining this standard has enabled us to enter the German and other European markets for these products.

     We are a holding company whose subsidiaries include Export Erez USA, Inc., and Rizzo Inc. Export Erez USA, Inc., is a holding company whose subsidiaries include Export Erez, Ltd., a wholly owned subsidiary, Mayotex, Ltd., a wholly owned subsidiary, Dragonwear Trading Ltd., a wholly owned subsidiary and Achidatex Nazareth Elite (1977) Ltd., a majority owned subsidiary.

                 PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

     On June 15, 2005, we concluded a private placement of 1,833,334 shares of our common stock. The purchase price was $0.60 per share. We also granted the investors a right to purchase up to an aggregate of 365,000 additional shares of common stock at $0.94 per share issuable upon the exercise of warrants which exercisable until June 30, 2007 and a right to purchase up to an aggregate of 182,500 additional shares of common stock at $2.40 per share issuable upon the exercise of warrants which exercisable until June 30, 2010. In addition, pursuant to the securities purchase agreement, under certain circumstances in the event of a decrease in the share price of our common stock, the investors will have the right to receive up to additional 1,368,191 shares of common stock on June 16, 2006. In consideration for their services in connection with this private placement, we issued to two entities, 82,133 shares of common stock, warrants exercisable until June 30, 2007, to purchase up to an aggregate of 60,000 additional shares of common stock at $0.94 per share, and warrants exercisable until June 30, 2010, to purchase up to an aggregate of 20,000 additional shares of common stock at $2.40 per share. We are filing this prospectus, at our expense, as required by the securities purchase agreement among us and the selling shareholders. We will not receive any proceeds from the resale of the common stock offered hereby by the selling shareholders.

                                  THE OFFERING

Common stock offered..   3,911,158 shares, including 627,500 shares that are
                         issuable upon exercise of outstanding warrants and 1,368,191 shares that are issuable under certain circumstances in the event of a decrease in the share price of our common stock.

OTCBB Symbol..........   "DFNS.OB"

 Use of proceeds.......   We will not receive any proceeds from the sale of the
                         common stock offered hereby. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised.

                                  RISK FACTORS

     Our business, results of operations and financial condition could be seriously harmed due to any of the following risks, among others. If we do not successfully address the risks to which we are subject, our business, results of operations and financial condition may be materially and adversely affected and our share price may decline.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

THE PRODUCTS WE SELL ARE USED IN APPLICATIONS THAT ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY AND OTHER CLAIMS.

     The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use them properly, their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. Our main products include personal military and civilian protective equipment and supplies such as body armor, bomb disposal suits, ballistic wall coverings, bulletproof vests, and associated heavy fabric products, such as battle pouches and combat harness units, dry storage systems, liquid logistic products, tents and other camping and travel gear.

     The manufacture and sale of certain of our products may be the subject of product liability claims arising from the design, manufacture or use of such goods. If we are found to be liable in such claim, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.

     We are subject to extensive regulation by governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on our operations. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. In addition, a number of our employees are required to obtain specified levels of security classification. Our business may suffer if we or our employees are unable to obtain the security classifications that are needed to perform services contracted for the Israeli Ministry of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a government contractor of certain governments.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ARE THEREFORE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

     While our principal executive offices are located in Israel, 69% of our sales in 2004, 45% of our sales in 2003 and 24% of our sales in 2002 were generated from exports. We are seeking to increase the level of our international business activity. Our overseas operations are subject to various risks, including; foreign import controls (which may be arbitrarily imposed and enforced and which could preclude sales to certain customers).

     One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally been international in scope. Countries in which we are actively marketing include Turkey, Cyprus, Chile, Mexico, Guatemala, India, Peru, Singapore and Brazil. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market.

     In pursuing our international expansion strategy, we face several additional risks, including:

     o    reduced protection of intellectual property rights in some countries;

     o    licenses, tariffs and other trade barriers;

     o    longer sales and payment cycles;

     o    greater difficulties in collecting accounts receivable;

     o    potential adverse tax consequences;

     o    laws and business practices favoring local competition;

     o costs and difficulties of doing business and customizing products for foreign countries;

     o    compliance with a wide variety of complex foreign laws and treaties;

     o    political and economic instability; and

     o    variance and unexpected changes in local laws and regulations

     We may operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot be certain that we are in compliance with, or will be protected by, all relevant local laws at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxation regimes could have a material adverse effect on our business, financial condition and results of operations.

     One or more of these factors could adversely effect our future international operations and, consequently, could have a material adverse effect on our business, financial condition and results of operation.

CURRENCY EXCHANGE RATE FLUCTUATIONS IN THE WORLD MARKETS IN WHICH WE CONDUCT BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in U.S. dollars, a significant portion of our expenses is incurred in NIS and Euro. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to do so or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected.

     There can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales, and consequently, on our business, operating results and financial condition.

REDUCTION IN MILITARY BUDGETS WORLDWIDE MAY CAUSE A REDUCTION IN OUR REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     A significant portion of our revenues is derived from the sale of products to military markets. These revenues, on a consolidated basis, totaled approximately $10.4 million, or 86.5% of our revenues in 2004, $6.7 million, or 74.7% of our revenues in 2003 and $7.5 million, or 70.7% of revenues in 2002. The military budgets of a number of countries may be reduced in the future. Declines in government military budgets may result in reduced demand for our products. This would result in reduction in our revenues and adversely affect our business, results of operations and financial condition.

SALES OF OUR PRODUCTS ARE SUBJECT TO GOVERNMENTAL PROCUREMENT PROCEDURES AND PRACTICES; TERMINATION, REDUCTION OR MODIFICATION OF CONTRACTS WITH OUR CUSTOMERS, AND ESPECIALLY WITH THE GOVERNMENT OF ISRAEL, OR A SUBSTANTIAL DECREASE IN OUR CUSTOMERS' BUDGETS MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     Our military products are sold primarily to government agencies and authorities, many of which have complex and time-consuming procurement procedures. A long period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to government agencies, authorities and companies are directly affected by those customers' budgetary constraints and the priority given in their budgets to the procurement of our products.

     The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

WE DEPEND ON SALES TO KEY CUSTOMERS AND THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A LOSS OF A SIGNIFICANT AMOUNT OF OUR REVENUES.

     A significant portion of our revenues is derived from a small number of customers. Our two largest customers accounted for 38.3% of our total sales for the year ended December 31, 2003 and 43.6% of our total sales for the year ended December 31, 2004.

     We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. Although we are attempting to expand the number of our customers, if our principal customers do not continue to purchase products from us at current levels or if such customers are not retained and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, financial condition and results of operations.

OUR MARKETS ARE HIGHLY COMPETITIVE AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE WILL BE ADVERSELY AFFECTED.

     The markets in which we operate are highly competitive with a large number of competitors ranging from small businesses to multinational corporations. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences.

     If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us.

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS AND ANY SHORTAGE MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

     The raw materials that we use in manufacturing ballistic resistant garments and cars armoring include: Kevlar(R) produced by Dupont Ltd., Twaron(R) produced by Twaron Teijn Ltd., Dyneema(R) produced by DSM Ltd. and Spectra(R) and Gold Flex(R) produced by Honeywell. We purchase these materials in the form of woven cloth from independent weaving companies. In the event DuPont or its licensee in Europe cease for any reason to produce or sell Kevlar(R) to us, we would utilize the other ballistic resistant materials as a substitute. However, none of them is expected to become a complete substitute for Kevlar(R) in the near future. We enjoy a good relationship with our suppliers for these materials. If ouR supply of any of these materials were materially reduced or cut off, or if there were a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition and results of operations would be materially adversely affected.

WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS EFFECTIVELY, IF AT ALL, AND AS A RESULT MAY INCUR UNANTICIPATED COSTS OR LIABILITIES OR OPERATIONAL DIFFICULTIES.

     We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, we may have to divert our management's attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business.

     Because we depend in part on acquiring new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

     We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions.

OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY ANY FUTURE GROWTH.

     Expansion of our operations, may place significant demands on our management, administrative, operating and financial resources. Growth of our customer base, the types products offered and the geographic markets served can place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, our ability to implement successful enhancements to our management, accounting and information technology systems, and our ability to adapt those systems, as necessary, to respond to growth in our business.

TECHNOLOGICAL ADVANCES, THE INTRODUCTION OF NEW PRODUCTS, AND NEW DESIGN AND MANUFACTURING TECHNIQUES COULD ADVERSELY AFFECT OUR OPERATIONS UNLESS WE ARE ABLE TO ADAPT TO THE RESULTING CHANGE IN CONDITIONS.

     Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to market, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of some of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we were unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

     We may need to raise additional funds for a number of uses, including:

     o    maintaining and expanding research and development;

     o    implementing marketing and sales activities for our products;

     o    hiring additional qualified personnel; and

     o    supporting an increased level of operations.

     We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

     o    develop new products;

     o    enhance our existing products;

     o    remain current with evolving industry standards;

     o    take advantage of future opportunities; or

     o    respond to competitive pressures or unanticipated requirements.

     If adequate funds are not available to us, our business, results of operations and financial condition will be materially and adversely affected. Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders and may increase our financing expenses. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our common stock would decrease and the percentage ownership of then current shareholders would be diluted.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new Securities and Exchange Commission regulations, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our operating results and business prospects

RISK FACTORS RELATED TO OUR COMMON STOCK

OUR SHARES OF COMMON STOCK ARE THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR "ASK" PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

     Our shares of common stock are "thinly-traded" on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your holdings.

WE ARE SUBJECT TO THE PENNY STOCK RULES AND THESE RULES MAY ADVERSELY EFFECT TRADING IN OUR COMMON STOCK.

     Until our shares qualify for inclusion in the NASDAQ system, the public trading, if any, of our common stock will be on the OTCBB. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock offered. Our common stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule." Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. The definition of "Accredited Investors" includes among others, persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of a broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our shareholders to sell their shares.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never paid cash dividends to our shareholders. Any future dividend policy will be determined by the board of directors, subject to the applicable law, and will be based upon conditions then existing, including our results of operations, financial condition, current and anticipated cash needs, contractual restrictions and other conditions as the board of directors may deem relevant. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future.

RISKS RELATING TO OUR LOCATION IN ISRAEL

CONDUCTING BUSINESS IN ISRAEL ENTAILS SPECIAL RISKS.

     Our principal operations and facilities are located in Israel, and our directors, executive officers and other key employees are also located primarily in the State of Israel. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, and a significant downturn in the economic or financial condition of Israel.

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future armed conflict, political instability or violence in the region may have a negative effect on our business condition, harm our results of operations and adversely affect our share price. Furthermore, there are a number of countries that restrict business with Israel or Israeli companies. Restrictive laws or policies of those countries directed towards Israel or Israeli businesses has had, and may in the future continue to have, an adverse impact on our operations, our financial results or the expansion of our business. No predictions can be made as to whether or when a final resolution of the area's problems will be achieved or the nature thereof and to what extent the situation will impact Israel's economic development or our operations.

MOST OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

     Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 48 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. We cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

THE ECONOMIC CONDITIONS IN ISRAEL HAVE NOT BEEN STABLE IN RECENT YEARS.

     In recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel will deteriorate.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth the capitalization of our company as of March 31, 2005 and as adjusted to give effect to the issuance to the Selling Shareholders on June 15, 2005 of 1,833,334 shares of common stock in consideration for $1.1 million and of 82,133 shares of common stock as finders fees.

                                                                           ACTUAL      AS ADJUSTED
                                                                        -----------    -----------
                                                                         (unaudited in thousands)

  Shareholders' equity
        Common stock of NIS 0.0001 par value, 25,350,000 shares
        authorized; shares issued and outstanding, actual; 27,265,467 shares issued and outstanding as
        adjusted ....................................................   $     2,535    $     2,727
  Additional paid-in capital ........................................     1,711,450      2,761,978
  Retained earnings .................................................     3,232,186      3,232,186
  Accumulated other comprehensive loss ..............................      (200,898)      (200,898)

Total shareholders' equity ..........................................   $ 4,745,273    $ 5,795,993
                                                                        -----------    -----------



                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     We are filing this prospectus, at our expense, as required by the securities purchase agreement among us and the selling shareholders.

     We will not receive any of the proceeds from the sale by the selling shareholders of our common stock. We will, however, receive the proceeds from the exercise of the warrants issued to selling shareholders if and when they are exercised. We have agreed to bear all expenses relating to the registration of the common stock registered pursuant to the registration statements of which this prospectus is a part.

                                MARKET PRICE DATA

     Our common stock trade on the OTCBB under the symbol DFNS.OB. The following table sets forth, for the periods indicated, the range of high ask and low bid prices of our common stock on the OTCBB:

                                    HIGH    LOW
                                   -----   -----
2003
First Quarter ..................   $0.87   $0.32
Second Quarter .................    0.43    0.19
Third Quarter ..................    0.30    0.18
Fourth Quarter .................    0.27    0.17

2004
First Quarter ..................   $0.39   $0.19
Second Quarter .................    0.80    0.22
Third Quarter ..................    0.51    0.33
Fourth Quarter .................    1.32    0.40

2005
First Quarter ..................   $1.45   $0.80
Second Quarter .................    1.01    0.48
Third Quarter (through August 8)    0.70    0.46

     MONTHLY STOCK INFORMATION

     The following table sets forth, for the most recent six months, the range of high asks and low bid prices of our common stock on the OTCBB:

2005       HIGH    LOW
-------    ----    ---
February   1.29   0.90
March ..   1.20   0.80
April ..   1.01   0.55
May ....   0.83   0.51
June ...   0.65   0.48
July ...   0.67   0.46



                              SELLING SHAREHOLDERS

     The common stock being offered by the selling shareholders were issued pursuant to a securities purchase agreement, dated as of June 15, 2005 and are issuable upon exercise of the warrants. For additional information regarding the issuance of those shares and warrants, see "Private Placement of Common Stock and Warrants" above. We are registering the common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the common stock and the warrants issued pursuant to the securities purchase agreement, the selling shareholders have not had any material relationship with us within the past three years.

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number of common stock beneficially owned by each selling shareholder, based on its ownership of the common stock and warrants, as of the date of this prospectus, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercise.

     The third column lists the common stock being offered by this prospectus by the selling shareholders.

     In accordance with the terms of the stockholder's agreement with the selling shareholders, this prospectus generally covers the resale of at least sum of (i) the number of common stock initially issued pursuant to the securities purchase agreement; (ii) the number of common stock issuable upon exercise of the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (iii) the number of common stock issuable to the investors in the event of decrease in the share price, under certain circumstances. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

     The selling shareholders may sell all, some or none of their shares in this offering. See "Offer Statistics, Expected Time Table and Plan of Distribution."




                                                                           MAXIMUM NUMBER OF SHARES    NUMBER OF SHARES OF
                                                NUMBER OF SHARES COMMON     OF COMMON STOCK TO BE          COMMON STOCK
                                                 OF STOCK BENEFICIALLY      SOLD PURSUANT TO THIS       BENEFICIALLY OWNED
         NAME OF SELLING SHAREHOLDER            OWNED PRIOR TO OFFERING           PROSPECTUS              AFTER OFFERING
         ---------------------------            -----------------------           ----------              --------------
Gov Financial Holdings Ltd. (1).............           3,416,706                  3,416,706                     -

Avshalom Hershcovich ......................              201,293                    201,293                     -

Multi Concept (Consultants), Ltd.(2).......              157,170                    157,170                     -

Ruth Creative Business Ltd. (3)............              135,989                    135,989                     -

----------


(1) Mr. Leon Recanati, owns 100% of Gov Financial Holdings Ltd. shares, and consequently has voting control and investment discretion over the common stock held by Gov Financial Holdings Ltd.

(2) Mr. Shmuel Even, owns 100% of Multi Concept (Consultants), Ltd. shares, and consequently has voting control and investment discretion over the common stock held by Multi Concept (Consultants), Ltd.

(3) Mr. Boaz Benrush, owns 100% of Ruth Creative Business Ltd. shares, and consequently has voting control and investment discretion over the common stock held by Ruth Creative Business Ltd.

                      OFFER STATISTICS, EXPECTED TIME TABLE
                            AND PLAN OF DISTRIBUTION

     We are registering the common stock issued and issuable upon exercise of the warrants to permit the resale of these common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.

     The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o through the writing of options, whether such options are listed on an options exchange or otherwise;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    sales pursuant to Rule 144;

     o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     If the selling shareholders effect such transactions by selling common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell common stock short and deliver common stock covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares.

     The selling shareholders may pledge or grant a security interest in some or all of the warrants or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholders and any broker-dealer participating in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We will pay all expenses of the registration of the common stock pursuant to the registration rights agreement; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

     Once sold under the registration statement, of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

                                     EXPERTS

     Our consolidated financial statements incorporated by reference in our Annual Report on Form 10-KSB for the years ended December 31, 2004 and 2003, have been audited by Weinberg & Company, P.A., independent registered public accounting firm as set forth in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with the registration of the common stock hereunder with respect to Nevada law will be passed upon for us by McDonald Carano Wilson LLP, Las Vegas, Nevada.

                                MATERIAL CHANGES

     Except as otherwise described our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and in our Reports on Form 10-QSB and 8-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2004.

       WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF CERTAIN
                            INFORMATION BY REFERENCE

     This prospectus is a part of a registration statement on Form S-3 OF Defense Industries International Inc., Registration No. 333- ________ , which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 10-KSB under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

     o    Our Quarterly Report on Form 10-QSB for the period ended March 31,
          2005;

     o Our Reports on Form 8-K submitted to the SEC on June 1, 2005 and June 20, 2005;

     o The description of our common stock contained in Item 8 of Form 10SB12G, filed with the SEC on March 27, 2000 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

     All documents filed by us with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination or completion of this offering of our shares of Common Stock shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Defense Industries International, Inc. 8 Brisel Street Industrial Zone Sderot, Israel. Attn: Baruch Tosh, President, telephone number (972)(8) 689-1611. You may also obtain information about us by visiting our website at www.defense-industries.com. Information contained in our website is not part of this prospectus.

                     --------------------------------------

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                            COMMON STOCK AND WARRANTS

                     --------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee

Securities and Exchange Commission registration fee   $   287.72
NASD filing fee ...................................            -
Legal fees and expenses ...........................    23,000.00
Accounting fees and expenses ......................     4,500.00
Printing fees and expenses ........................            -
Miscellaneous .....................................         2.28
                                                      ----------
          Total ...................................   $27,790.00
                                                      ----------

Item 15. Indemnification of Directors and Officers

     Chapter 78, section 7502, subsection 1 of the Business Associations; Securities; Commodities Law of the State of Nevada empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if (i) he is not liable pursuant to Chapter 78,
Section 138, which provides that a director or officer is entitled to rely on information, opinions, reports, books of account or statements prepared or presented by directors, officers or employees of the corporation reasonably believed to be reliable and competent in the matters presented, by counsel, public accountants or other persons as to matters reasonably believed to be within the preparer's or presenter's professional or expert competence or by a properly established committee on which the relying director or officer does not serve as to matters within the committee's designated authority, in each case so long as the director or officer has no knowledge concerning the matter in question that would cause reliance thereon to be unwarranted, or (ii) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to section 138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Subsection 2 of section 7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable pursuant to section 138 or if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Subsection 3 of section 7502 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of section 7502, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Chapter 78, Section 751, subsection 1 provides that any discretionary indemnification pursuant to section 7502, unless ordered by a court or advanced pursuant to subsection 2 of section 751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders,(ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     Subsection 2 of section 751 provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Section 751 also provides that the indemnification provided in Section 7502 is not deemed exclusive nor exclude any other rights to which an indemnified party may be entitled, including, without limitation, pursuant to the articles of incorporation or bylaws of the corporation.

     Article 8 of the Registrant's Articles of Incorporation provides that it will, to the fullest extent permitted by the General Corporation Law of the State of Nevada, indemnify any and all persons whom it will have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     Chapter 78, section 752 provides that a corporation may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     The Registrant purchased liability insurance of the type referred to in section 752. The policy covers the Registrant with respect to its obligation to indemnify its directors and officers. In addition, the policy covers the Registrant's directors and officers with respect to certain liabilities which are not reimbursable by the Registrant

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

4.1  Securities Purchase Agreement dated June 15, 2005 (1)

4.2  Stockholders Agreement dated June 15, 2005 (2)

4.3  Form of Warrant A dated June 15, 2005 (1)

4.4  Form of Warrant B dated June 15, 2005 (1)

5    Opinion of McDonald Carano Wilson LLP

23.1 Consent of Weinberg & Company, P.A.

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

23.2 Consent of McDonald Carano Wilson LLP (included in Exhibit 5)

24 Powers of Attorney (included in the signature page of this Registration Statement)

----------

(1) Incorporated by reference to Item 1 of the Registrant's Report on Form 8-K dated filed June 20, 2005.

(2) Incorporated by reference to Item 2 of the Registrant's Report on Form 8-K dated filed June 20, 2005.

     ITEM 17. UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of August, 2005.

                  DEFENSE INDUSTRIES INTERNATIONAL, INC.


                  By: /S/ Joseph Postbinder
                  -------------------------
                  Joseph Postbinder
                  Chairman of the Board of Directors and Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Joseph Postbinder and Baruch Tosh , and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement (including post-effective amendments) and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, to any and all amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and the above power of attorney have been signed below by the following persons in the capacities indicated on August 10, 2005.

                                 /S/ Joseph Postbinder
                                 ---------------------
                                 Name:  Joseph Postbinder
                                 Title: Chairman of the Board of Directors and
                                        Chief Executive Officer

                                 /S/ Baruch Tosh
                                 ---------------------
                                 Name:  Baruch Tosh
                                 Title: President

                                 /S/ Meira Postbider
                                 ---------------------
                                 Name:  Meira Postbinder
                                 Title: Vice President of Finance and Director

                                 /S/ Tsippy Moldvan
                                 ---------------------
                                 Name:  Tsippy Moldovan
                                 Title: Chief Financial Officer and Director

                                 /S/ Avraham Hatzor
                                 ---------------------
                                 Name:  Avraham Hatzor
                                 Title: Chief Operations Officer and Director

                                 /S/ Dan Zarchin
                                 ---------------------
                                 Name:  Dan Zarchin
                                 Title: Director

                                 /S/ Motti Hassan
                                 ---------------------
                                 Name:  Motti Hassan
                                 Title: Director